PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 14, 2014)	Registration Statement No. 333-189937

32,311,015 Shares of Common Stock

BLUE EARTH, INC.

This Prospectus Supplement updates the Prospectus dated May 14, 2014 of Blue Earth, Inc. (the “Company”).  By unanimous written consent of the Board of Directors of Blue Earth, the Company has extended the expiration date of its Class A Warrants from May 31, 2014 to July 31, 2014.  In order to encourage warrant holders to exercise now for the Company to stay on schedule for the construction of several combined heat and power (CHP) plants, the exercise price has been reduced from $3.00 per share to $2.50 per share for a period of 20 calendar days from May 31, 2014 until June 20, 2014.  All warrants not exercised during such 20-day period, shall be exercisable from June 21, 2014 until July 31, 2014 at $3.00 for one share of common stock and one Class B Warrant.

The Board of Directors has also determined to not seek to adopt at its July 18, 2014 Shareholders Meeting its proposed Shareholder Rights Plan (“Poison Pill”) as described on page 24 of the Prospectus under “Risk Factors.”

Dated:  June 6, 2014